October 23, 2019	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media)
Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors)

Lilly Reports Strong Third-Quarter 2019 Financial Results, Raises 2019 EPS Guidance

•
Revenue in the third quarter of 2019 grew 3 percent, driven by 8 percent volume growth. Key growth products launched since 2014, including Trulicity, Taltz, Jardiance, Verzenio, Olumiant, Emgality, Basaglar, and Cyramza, contributed 12 percentage points of revenue growth and represented approximately 44 percent of total revenue.

•	Third-quarter 2019 operating expenses rose 2 percent, reflecting increased investments in the late-stage pipeline.

•	Third-quarter 2019 earnings per share (EPS) increased to $1.37 on a reported basis, or $1.48 on a non-GAAP basis.

•
Notable pipeline events included REYVOW approval in the U.S. for the acute treatment of migraine, a new indication for Taltz, positive data readouts for selpercatinib (LOXO-292) and a negative readout for pegilodecakin.

•	2019 EPS guidance raised to be in the range of $8.59 to $8.69 on a reported basis and $5.75 to $5.85 on a non-GAAP basis.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the third quarter of 2019.

$ in millions, except per share data	Third Quarter		%
	2019	2018	Change
Revenue	$5,476.6	$5,306.9	3%
Net Income – Reported	1,253.9	1,149.5	9%
EPS – Reported	1.37	1.12	22%

Net Income – Non-GAAP	1,360.0	1,292.7	5%
EPS – Non-GAAP	1.48	1.34	10%

Certain financial information for 2019 and 2018 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP), include all revenue and expenses recognized during the periods, and reflect Elanco Animal Health (Elanco) as discontinued operations for all periods presented. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release, and assume that the disposition of Elanco occurred at the beginning of all periods presented (including the benefit from the reduction in shares of common stock outstanding). The company’s 2019 financial guidance is being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business.

“Lilly continued to deliver strong results in the third quarter, due in large part to the growth of our newer medicines and our ability to effectively manage costs while supporting global launches in highly competitive classes and funding our next generation of new therapies,” said David A. Ricks, Lilly’s chairman and CEO. “Lilly's revenue growth is being driven by volume, not price, as more and more patients are benefiting from our recently launched medicines. Our sustained investments in oncology, diabetes, immunology, and neuroscience research continue to be productive, with several new medicines expected to be submitted, launch and then reach patients over the next few years.”

2

Key Events Over the Last Three Months
Regulatory

•
The U.S. Food and Drug Administration (FDA) approved REYVOW™, an oral medication for the acute treatment of migraine, with or without aura, in adults. The recommended controlled substance classification for REYVOW is currently under review by the Drug Enforcement Administration (DEA) and is expected within 90 days of the FDA approval, after which REYVOW will be available to patients in retail pharmacies.

•	The FDA approved Taltz® for the treatment of adults with active ankylosing spondylitis, also known as radiographic axial spondyloarthritis (r-axSpA).

•
The European Commission approved an update to the Trulicity® label and indication statement to include results from the REWIND cardiovascular (CV) outcomes trial, which achieved a significant 12 percent risk reduction in major adverse cardiovascular events (MACE).

•
The European Medicines Agency's Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending the approval of Baqsimi™ for the treatment of severe hypoglycemia in adults, adolescents, and children aged four years and older with diabetes mellitus.

Clinical

•
The company announced positive results from a Phase 1/2 clinical trial intended to support the registration of oral selpercatinib monotherapy, also known as LOXO-292, for the treatment of RET fusion-positive non-small cell lung cancer, and for the treatment of RET-altered thyroid cancers.

•
The company announced that Emgality® met the primary and all key secondary outcomes in a Phase 3 study evaluating its efficacy and safety in the preventive treatment of chronic and episodic migraine in patients with documented previous failures on two to four different standard-of-care migraine preventive medication categories, due to inadequate efficacy or for

3

safety/tolerability reasons.

•
The company announced that Taltz met the primary and all major secondary endpoints up to week 12 in a Phase 4 study, which evaluated the efficacy and safety of Taltz versus Tremfya® in people living with moderate to severe plaque psoriasis.

•
The company and Incyte Corporation announced that baricitinib met the primary endpoint in a Phase 3 investigational study evaluating its efficacy and safety to treat moderate to severe atopic dermatitis (AD) in adults.

•
The company announced top-line results from a Phase 3 trial evaluating pegilodecakin plus FOLFOX (folinic acid, 5-FU, oxaliplatin) compared to FOLFOX alone in patients with metastatic pancreatic cancer whose disease had progressed during or following a first-line gemcitabine-containing regimen. The trial did not meet its primary endpoint of overall survival.

Business Development/Other Developments

•
The U.S. Court of Appeals for the Federal Circuit ruled in favor of Lilly, confirming that the Alimta® vitamin regimen patent would be infringed by competitors that had stated their intent to market alternative salt forms of pemetrexed prior to the patent's expiration in May 2022.

•
An arbitration panel ruled in favor of Lilly in a claim filed by Adocia S.A. over the companies' prior collaboration on a rapid-acting insulin. The panel of three arbitrators ruled that Lilly did not misappropriate or misuse Adocia's intellectual property or confidential information, and denied Adocia’s claims for damages; the panel also denied Lilly's smaller counterclaim.

4

Third-Quarter Reported Results
In the third quarter of 2019, worldwide revenue was $5.477 billion, an increase of 3 percent compared with the third quarter of 2018, and an increase of 4 percent when excluding the impact of foreign exchange rates. The increase in revenue was driven by an 8 percent increase due to volume, partially offset by a 4 percent decrease due to lower realized prices.

Revenue in the U.S. was essentially flat at $3.060 billion, as increased volume of 5 percent was offset by lower realized prices. Increased U.S. volume for key growth products including Trulicity, Taltz, Emgality, Jardiance®, Verzenio®, and Basaglar®, was partially offset by decreased volume for Cialis® due to loss of patent exclusivity, as well as the impact from the product withdrawal of Lartruvo®. Lower realized prices in the U.S. were primarily due to increased coverage gap funding requirements in Medicare Part D and higher contracted rebates.

Revenue outside the U.S. increased 8 percent, to $2.416 billion, driven by increased volume of 12 percent, which was primarily from key growth products, including Trulicity, Olumiant®, Jardiance, Taltz, and Verzenio, partially offset by decreased volume for Strattera® due to loss of patent exclusivity and the impact of the product withdrawal of Lartruvo. The increase in revenue due to volume was partially offset by the unfavorable impact of foreign exchange rates and lower realized prices.

Gross margin increased 4 percent, to $4.302 billion, in the third quarter of 2019 compared with the third quarter of 2018. Gross margin as a percent of revenue was 78.5 percent, an increase of 0.2 percentage points compared with the third quarter of 2018. The increase in gross margin percent was primarily due to the favorable effect of foreign exchange rates on international inventories sold, lower intangibles amortization expense and greater manufacturing efficiencies, partially offset by unfavorable product mix primarily as a result of the loss of patent exclusivity for Cialis, and the impact of lower realized prices on revenue.

5

Operating expenses in the third quarter of 2019, defined as the sum of research and development and marketing, selling, and administrative expenses, increased 2 percent to $2.793 billion compared with the third quarter of 2018. Research and development expenses increased 8 percent to $1.381 billion, or 25.2 percent of revenue, driven by higher development expenses for late-stage assets. Marketing, selling, and administrative expenses decreased 3 percent, to $1.412 billion, as lower spending on late life-cycle products, lower litigation charges, and ongoing cost containment measures were partially offset by increased expenses for recently launched products.

In the third quarter of 2019, the company recognized acquired in-process research and development charges of $77.7 million, related to the previously announced business development transactions with Centrexion Therapeutics Corporation and AC Immune SA. In the third quarter of 2018, the company recognized acquired in-process research and development charges of $30.0 million related to a collaboration with Anima Biotech.

Operating income in the third quarter of 2019 was $1.431 billion, compared to $1.343 billion in the third quarter of 2018. The increase in operating income was primarily driven by higher gross margin and lower asset impairment, restructuring, and other special charges, partially offset by higher operating expenses and higher acquired in-process research and development charges.

Other expense was $24.9 million in the third quarter of 2019, compared with $1.9 million in the third quarter of 2018. The increase in other expense was primarily driven by higher net interest expense, partially offset by higher net gains on investment securities.

The effective tax rate was 10.8 percent in the third quarter of 2019, compared with 18.5 percent in the third quarter of 2018. The lower effective tax rate for the third quarter of 2019 was primarily driven by a net discrete tax benefit related to the settlement of certain tax matters, as compared to a net discrete tax detriment incurred in the third quarter of 2018 related to tax expenses for U.S. tax reform and the Elanco separation.

6

In the third quarter of 2019, net income and earnings per share were $1.254 billion and $1.37, respectively, compared with net income of $1.150 billion and earnings per share of $1.12 in the third quarter of 2018. The increase in net income in the third quarter of 2019 was primarily driven by higher operating income and, to a lesser extent, lower tax expense, partially offset by lower net income from discontinued operations related to Elanco. In addition to the increase in net income, earnings per share in the third quarter of 2019 significantly benefited from lower weighted-average shares outstanding as a result of the Elanco exchange offer and share repurchases.

Third-Quarter Non-GAAP Measures
On a non-GAAP basis, third-quarter 2019 gross margin increased 2 percent, to $4.358 billion compared with the third quarter of 2018. Gross margin as a percent of revenue was 79.6 percent, a decrease of 0.6 percentage points. The decrease in gross margin percent was primarily due to unfavorable product mix primarily as a result of the loss of patent exclusivity for Cialis, and the impact of lower realized prices on revenue, partially offset by the favorable effect of foreign exchange rates on international inventories sold and greater manufacturing efficiencies.

Operating income on a non-GAAP basis increased $44.4 million, or 3 percent, to $1.565 billion in the third quarter of 2019 compared with the third quarter of 2018, due to higher gross margin, partially offset by higher operating expenses.

The effective tax rate on a non-GAAP basis was 11.7 percent in the third quarter of 2019, compared with 14.9 percent in the third quarter of 2018. The lower effective tax rate for the third quarter of 2019 was driven primarily by a net discrete tax benefit related to the settlement of certain tax matters.

On a non-GAAP basis, in the third quarter of 2019, net income increased 5 percent, to $1.360 billion, while earnings per share increased 10 percent, to $1.48, compared with $1.293 billion and $1.34, respectively, in the third quarter of 2018. The increase in net income was driven by lower tax expense

7

and higher operating income, partially offset by higher other expense. The increase in earnings per share was driven by the increase in net income as well as the benefit from lower weighted-average shares outstanding as a result of share repurchases. Non-GAAP weighted average shares outstanding for both periods have been reduced by the approximately 65 million shares retired in the Elanco exchange offer.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Third Quarter
	2019	2018	% Change
Earnings per share (reported)	$1.37	$1.12	22%
Discontinued operations	—	(.05)
Earnings per share from continuing operations (reported)	1.37	1.07	28%
Acquired in-process research and development	.07	.02
Amortization of intangible assets	.05	.09
Impact of reduced shares outstanding for non-GAAP reporting(a)	—	.06
Asset impairment, restructuring and other special charges	—	.04
Income taxes(b)	—	.06
Earnings per share (non-GAAP)	$1.48	$1.34	10%

Numbers may not add due to rounding.
(a) Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and, therefore, exclude the approximately 65.0 million shares of Lilly common stock retired in the Elanco exchange offer.
(b) Relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.

Year-to-Date Reported Results
For the first nine months of 2019, worldwide revenue increased 2 percent, to $16.206 billion, compared with $15.856 billion in the same period in 2018. Reported net income and earnings per share for the first nine months of 2019 were $6.823 billion and $7.24, respectively, compared with $2.107 billion and $2.03 in the same period of 2018. The increases in net income and earnings per share in the first nine months of 2019 were driven primarily by the gain recognized on the disposition of Elanco and, to a lesser extent, lower acquired in-process research and development charges.

8

Year-to-Date Non-GAAP Measures
For the first nine months of 2019, net income and earnings per share, on a non-GAAP basis, were
$3.985 billion and $4.31, respectively, compared with $4.014 billion and $4.13 in the same period of 2018.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Year-to-Date
	2019	2018	% Change
Earnings per share (reported)	$7.24	$2.03	NM
Discontinued operations	(3.91)	(.07)
Earnings per share from continuing operations (reported)	3.33	1.96	70%
Asset impairment, restructuring and other special charges	.44	.07
Acquired in-process research and development	.20	1.68
Lartruvo charges	.14	—
Amortization of intangible assets	.13	.25
Impact of reduced shares outstanding for non-GAAP reporting(a)	.07	.13
Income taxes(b)	—	.06
Other, net	—	(.02)
Earnings per share (non-GAAP)	$4.31	$4.13	4%
Numbers may not add due to rounding.
(a) Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and, therefore, exclude the approximately 65.0 million shares of Lilly common stock retired in the Elanco exchange offer.
(b) Relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.

9

Selected Revenue Highlights
(Dollars in millions)	Third Quarter			Year-to-Date
Selected Products	2019	2018	% Change	2019	2018	% Change
Trulicity	$1,011.5	$816.2	24%	$2,919.7	$2,274.3	28%
Humalog(a)	648.9	664.6	(2)%	2,057.3	2,226.1	(8)%
Alimta	508.2	520.5	(2)%	1,585.1	1,576.0	1%
Forteo®	370.7	390.8	(5)%	1,044.4	1,138.5	(8)%
Taltz	340.0	263.9	29%	946.3	630.4	50%
Humulin®	321.8	322.1	0%	942.1	994.0	(5)%
Basaglar	263.2	201.2	31%	805.4	569.0	42%
Cialis	184.3	467.1	(61)%	692.7	1,501.2	(54)%
Cyramza®	240.0	198.4	21%	680.1	600.8	13%
Jardiance(b)	240.7	166.9	44%	676.2	465.1	45%
Verzenio	157.2	84.5	86%	400.6	171.9	NM
Olumiant	114.6	55.6	NM	299.1	132.5	NM
Emgality	47.7	—	NM	96.3	—	NM

Total Revenue	5,476.6	5,306.9	3%	16,205.5	15,855.7	2%

(a) Humalog includes Insulin Lispro (b) Jardiance includes Glyxambi® and Synjardy® NM – not meaningful; Numbers may not add due to rounding

Trulicity
Third-quarter 2019 worldwide Trulicity revenue was $1.011 billion, an increase of 24 percent compared with the third quarter of 2018. U.S. revenue increased 17 percent, to $755.5 million, driven by increased demand, partially offset by lower realized prices due to higher contracted rebates, changes in segment mix, and increased coverage gap funding requirements in Medicare Part D. Revenue outside the U.S. was $256.0 million, an increase of 50 percent, driven by increased volume.

10

Humalog
For the third quarter of 2019, worldwide Humalog revenue decreased 2 percent compared with the third quarter of 2018, to $648.9 million. Revenue in the U.S. decreased 3 percent, to $356.2 million, driven by decreased demand and lower realized prices. Revenue outside the U.S. decreased 2 percent, to $292.6 million, driven primarily by the unfavorable impact of foreign exchange rates, partially offset by higher realized prices.

Alimta
For the third quarter of 2019, worldwide Alimta revenue decreased 2 percent compared with the third quarter of 2018, to $508.2 million. U.S. revenue decreased 2 percent, to $282.4 million, primarily driven by lower realized prices and the impact of buying patterns, partially offset by increased demand. Revenue outside the U.S. decreased 3 percent to $225.9 million, primarily driven by lower realized prices and, to a lesser extent, the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Forteo
For the third quarter of 2019, worldwide Forteo revenue decreased 5 percent compared with the third quarter of 2018, to $370.7 million. U.S. revenue decreased 4 percent, to $175.1 million, primarily driven by decreased demand, partially offset by higher realized prices. Revenue outside the U.S. decreased 6 percent to $195.7 million, primarily driven by decreased volume and, to a lesser extent, the unfavorable impact of foreign exchange rates. The company expects further volume declines resulting from generic and biosimilar competition, as Forteo lost patent exclusivity in the U.S., Japan and major European markets in the third quarter of 2019.

11

Taltz
For the third quarter of 2019, worldwide Taltz revenue increased 29 percent compared with the third quarter of 2018, to $340.0 million. U.S. revenue increased 19 percent, to $250.6 million, driven by increased demand, partially offset by lower realized prices due to changes in estimates for rebates and discounts. Revenue outside the U.S. increased 68 percent, to $89.4 million, primarily driven by increased volume from recent launches.

Humulin
For the third quarter of 2019, worldwide Humulin revenue remained essentially flat compared with the third quarter of 2018, at $321.8 million. U.S. revenue increased 1 percent, to $218.2 million, driven by higher realized prices, partially offset by decreased volume. Revenue outside the U.S. decreased 1 percent, to $103.6 million, due to the unfavorable impact of foreign exchange rates, partially offset by higher realized prices and increased volume.

Basaglar
For the third quarter of 2019, worldwide Basaglar revenue increased 31 percent compared with the third quarter of 2018, to $263.2 million. U.S. revenue increased 29 percent, to $202.4 million, driven by increased demand and higher realized prices. Revenue outside the U.S. increased 39 percent, to $60.8 million, driven by increased volume. Basaglar is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports total sales of Basaglar as revenue, with payments made to Boehringer Ingelheim for its portion of the gross margin reported as cost of sales.

Cialis
For the third quarter of 2019, worldwide Cialis revenue decreased 61 percent compared with the third quarter of 2018, to $184.3 million. U.S. revenue was $30.9 million in the third quarter, a 90 percent decrease compared with the third quarter of 2018, driven by decreased demand due to generic competition. Revenue outside the U.S. decreased 10 percent to $153.4 million, driven by decreased

12

demand due to generic competition, and, to a lesser extent, lower realized prices and the unfavorable impact of foreign exchange rates.

Cyramza
For the third quarter of 2019, worldwide Cyramza revenue was $240.0 million, an increase of 21 percent compared with the third quarter of 2018. U.S. revenue was $82.5 million, an increase of 23 percent, primarily driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside the U.S. was $157.5 million, an increase of 20 percent, driven by increased volume.

Jardiance
The company’s worldwide Jardiance revenue during the third quarter of 2019 was $240.7 million, an increase of 44 percent compared with the third quarter of 2018. U.S. revenue increased 35 percent, to $140.6 million, driven by increased demand. Revenue outside the U.S. was $100.1 million, an increase of 60 percent, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates. Jardiance is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue a portion of Jardiance’s gross margin.

Verzenio
For the third quarter of 2019, Verzenio generated worldwide revenue of $157.2 million, an increase of $23.3 million compared with the second quarter of 2019. U.S. revenue was $124.8 million, an increase of $19.6 million compared with the second quarter of 2019, primarily driven by increased higher realized prices and increased demand. Revenue outside the U.S. was $32.4 million, an increase of $3.8 million compared with the second quarter of 2019.

Olumiant
For the third quarter of 2019, Olumiant generated worldwide revenue of $114.6 million. U.S. revenue was $12.1 million. Revenue outside the U.S. was $102.5 million, an increase of 87 percent compared

13

with the third quarter of 2018, driven by increased demand, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates.

Emgality
For the third quarter of 2019, Emgality generated worldwide revenue of $47.7 million, an increase of $13.4 million compared with the second quarter of 2019. U.S. revenue was $45.8 million, an increase of $12.0 million compared with the second quarter of 2019. Emgality was launched in certain international markets in the first quarter of 2019 and generated revenue outside of the U.S. of $1.9 million in the third quarter of 2019.

14

2019 Financial Guidance

The company has updated certain elements of its 2019 financial guidance. On a reported basis, earnings per share for 2019 are now expected to be in the range of $8.59 to $8.69. On a non-GAAP basis, earnings per share are now expected to be in the range of $5.75 to $5.85.

Following the disposition of the company's remaining ownership in Elanco Animal Health, Elanco's financial results were no longer included in Lilly's financial results beginning March 12, 2019. On a reported basis, the 2019 financial guidance outlined below includes the financial results of the Elanco business from January 1, 2019 to March 11, 2019 as discontinued operations, including the gain on the disposition of Elanco. The company's 2019 non-GAAP financial guidance excludes the discontinued operations results for Elanco.

	2019 Expectations	% Change from 2018
Earnings per share (reported)	$8.59 to $8.69	NM
Discontinued operations	(3.93)
Earnings per share from continuing operations (reported)	$4.66 to $4.76	53% to 56%
Asset impairment, restructuring and other special charges	.50
Amortization of intangible assets	.18
Lartruvo charges	.14
Acquired in-process research and development	.21
Impact of reduced shares outstanding for non-GAAP reporting	.07
Earnings per share (non-GAAP)	$5.75 to $5.85	6% to 8%
Numbers may not add due to rounding

The company still anticipates 2019 revenue between $22.0 billion and $22.5 billion. Revenue growth is expected to be driven by volume from key growth products including Trulicity, Taltz, Basaglar,

15

Jardiance, Verzenio, Cyramza, Olumiant, and Emgality. Revenue growth is also expected to benefit from the recent launch of Baqsimi. Revenue growth is expected to be partially offset by lower revenue for Cialis and other products that have lost patent exclusivity. Revenue growth is also expected to be partially offset by the negative impact of foreign exchange rates, a mid-single digit net price decline in the U.S. driven primarily by rebates and legislated increases to Medicare Part D cost sharing, patient affordability programs, price declines in some international markets and the impact of the product withdrawal of Lartruvo.

Gross margin as a percent of revenue rate is still expected to be approximately 79.0 percent on a reported basis and approximately 80.0 percent on a non-GAAP basis.

Marketing, selling and administrative expenses are still expected to be in the range of $5.9 billion to $6.1 billion. Research and development expenses are still expected to be in the range of $5.5 billion to $5.7 billion.

Other income (expense) is now expected to be between income of $50 million and expense of $100 million.

The 2019 effective tax rate is now expected to be in the range of 13 percent to 14 percent on a reported basis and 12 percent to 13 percent on a non-GAAP basis.

16

The following table summarizes the company’s 2019 financial guidance:

2019 Guidance
	Prior	Updated
Revenue	$22.0 to $22.5 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 79.0%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 80.0%	Unchanged

Marketing, Selling & Administrative	$5.9 to $6.1 billion	Unchanged

Research & Development	$5.5 to $5.7 billion	Unchanged

Other Income/(Expense)	$(150) to $0 million	$(100) to $50 million

Tax Rate (reported)	14.0% to 15.0%	13.0% to 14.0%
Tax Rate (non-GAAP)	13.0% to 14.0%	12.0% to 13.0%

Earnings per share (reported)	$8.58 to $8.68	$8.59 to $8.69
Earnings per share (non-GAAP)	$5.67 to $5.77	$5.75 to $5.85

Non-GAAP guidance reflects adjustments presented in the earnings per share table above.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the third-quarter 2019 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will begin at 9:00 a.m. Eastern time (ET) today and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to

17

those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products and our pipeline; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of actions of governmental and private payers affecting the pricing of, reimbursement for, and access to pharmaceuticals; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving past, current or future products; unauthorized disclosure, misappropriation, or compromise of trade secrets or other confidential data stored in the company’s information systems, networks and facilities, or those of third parties with which the company shares its data; changes in tax law and regulations, including the impact of U.S. tax reform legislation enacted in December 2017 and related guidance; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; information technology system inadequacies or operating failures; reliance on third-party relationships and outsourcing arrangements; and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed disodium, Lilly)
Baqsimi™ (glucagon, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Lartruvo® (olaratumab, Lilly)
Olumiant® (baricitinib, Lilly)

18

Posilac® (recombinant bovine somatotropin, Lilly)
REYVOW™ (lasmiditan, Lilly)
Strattera® (atomoxetine, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trulicity® (dulaglutide, Lilly)
Verzenio® (abemaciclib, Lilly)

Third party trademarks used herein are trademarks of their respective owners.

Eli Lilly and Company Employment Information

	September 30, 2019	December 31, 2018
Worldwide Employees	33,910	38,680*
*Employment information as of December 31, 2018 includes employees of Elanco Animal Health.

19

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2019	2018	% Chg.	2019	2018	% Chg.

Revenue	$5,476.6	$5,306.9	3%	$16,205.5	$15,855.7	2%

Cost of sales	1,175.0	1,152.9	2%	3,438.6	3,551.8	(3)%
Research and development	1,380.9	1,280.9	8%	4,013.6	3,659.4	10%
Marketing, selling and administrative	1,412.3	1,457.2	(3)%	4,515.7	4,281.5	5%
Acquired in-process research and development	77.7	30.0	NM	239.6	1,654.5	(86)%
Asset impairment, restructuring and other special charges	—	42.9	(100)%	423.9	74.2	NM

Operating income	1,430.7	1,343.0	7%	3,574.1	2,634.3	36%

Net interest income (expense)	(90.1)	(28.7)		(237.5)	(66.5)
Net other income (expense)	65.2	26.8		266.2	180.7
Other income (expense)	(24.9)	(1.9)	NM	28.7	114.2	(75)%

Income before income taxes	1,405.8	1,341.1	5%	3,602.8	2,748.5	31%
Income tax expense	151.9	247.5	(39)%	460.6	719.3	(36)%

Net income from continuing operations	1,253.9	1,093.6	15%	3,142.2	2,029.2	55%
Net income from discontinued operations	—	55.9	NM	3,680.5	77.8	NM

Net income	$1,253.9	$1,149.5	9%	$6,822.7	$2,107.0	NM

Earnings from continuing operations - diluted	1.37	1.07	28%	3.33	1.96	70%
Earnings from discontinued operations - diluted	—	0.05		3.91	0.07
Earnings per share - diluted	$1.37	$1.12	22%	$7.24	$2.03	NM

Dividends paid per share	$0.645	$0.5625	15%	$1.94	$1.688	15%
Weighted-average shares outstanding (thousands) - diluted	918,454	1,026,298		942,398	1,037,759
NM – not meaningful

20

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$1,175.0	$(56.6)	$1,118.4	$1,152.9	$(104.7)	$1,048.2

Acquired in-process research and development	77.7	(77.7)	—	30.0	(30.0)	—
Asset impairment, restructuring and other special charges	—	—	—	42.9	(42.9)	—

Other income (expense)	(24.9)	—	(24.9)	(1.9)	—	(1.9)

Income tax expense	151.9	28.2	180.1	247.5	(21.6)	225.9

Net income from continuing operations	1,253.9	106.1	1,360.0	1,093.6	199.1	1,292.7

Net income from discontinued operations	—	—	—	55.9	(55.9)	—

Net income	1,253.9	106.1	1,360.0	1,149.5	143.3	1,292.7

Earnings per share - diluted	1.37	0.11	1.48	1.12	0.22	1.34

Weighted-average shares outstanding (thousands) - diluted	918,454	—	918,454	1,026,298	(65,001)	961,297
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance

21

of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended September 30, 2019, include the following:

(Dollars in millions, except per share data)	Amortization (i)	IPR&D(ii)	Total adjustments
Cost of sales	$(56.6)	$—	$(56.6)

Acquired in-process research and development	—	(77.7)	(77.7)

Income tax expense	11.8	16.4	28.2

Net income	44.8	61.3	106.1

Earnings per share - diluted	0.05	0.07	0.11
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity with Centrexion Therapeutics Corporation and AC Immune SA.

22

(c)	Adjustments to certain GAAP reported measures for the three months ended September 30, 2018, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Reduced shares outstanding(iv)	Income Taxes(v)	Discontinued operations(vi)	Total adjustments
Cost of sales	$(104.7)	$—	$—	$—	$—	$—	$(104.7)

Acquired in-process research and development	—	(30.0)	—	—	—	—	(30.0)
Asset impairment, restructuring and other special charges	—	—	(42.9)	—	—	—	(42.9)

Other income (expense)	—	—	—	—	—	—	—

Income tax expense	21.3	6.3	6.3	—	(55.5)	—	(21.6)

Net income	83.4	23.7	36.6	—	55.5	(55.9)	143.3

Earnings per share - diluted	0.09	0.02	0.04	0.06	0.06	(0.05)	0.22
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity, driven by a collaboration with Anima Biotech.

iii.
Exclude charges primarily associated with asset impairment and restructuring charges related to the asset impairment and restructuring charges related to the sale of the Posilac® (rbST) brand and the October 2, 2018 sale of the Augusta, Georgia manufacturing site.

iv.
Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and therefore include the benefit from the reduction in shares of common stock outstanding.

v.	Relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.

vi.	Exclude discontinued operations of Elanco Animal Health business.

23

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$3,438.6	$(236.4)	$3,202.2	$3,551.8	$(311.4)	$3,240.4

Acquired in-process research and development	239.6	(239.6)	—	1,654.5	(1,654.5)	—
Asset impairment, restructuring and other special charges	423.9	(423.9)	—	74.2	(74.2)	—

Other income (expense)	28.7	—	28.7	114.2	(25.8)	88.4

Income tax expense	460.6	57.2	517.8	719.3	29.7	749.0

Net income from continuing operations	3,142.2	842.7	3,984.9	2,029.2	1,984.6	4,013.8

Net income from discontinued operations	3,680.5	(3,680.5)	—	77.8	(77.8)	—

Net income	6,822.7	(2,837.8)	3,984.9	2,107.0	1,906.8	4,013.8

Earnings per share - diluted	7.24	(2.93)	4.31	2.03	2.10	4.13

Weighted-average shares outstanding (thousands) - diluted	942,398	(18,056)	924,342	1,037,759	(65,001)	972,758
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items

24

subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the nine months ended September 30, 2019, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Reduced shares outstanding(iv)	Lartruvo charges (v)	Discontinued operations (vi)	Total adjustments
Cost of sales	$(151.8)	$—	$—	$—	$(84.6)	$—	$(236.4)

Acquired in-process research and development	—	(239.6)	—	—	—	—	(239.6)
Asset impairment, restructuring and other special charges	—	—	(411.8)	—	(12.1)	—	(423.9)

Income taxes	31.2	50.3	4.2	—	(28.5)	—	57.2

Net income	120.6	189.3	407.6	—	125.2	(3,680.5)	(2,837.8)

Earnings per share – diluted	0.13	0.20	0.44	0.07	0.14	(3.91)	(2.93)
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity with AC Immune SA, ImmuNext, Inc., Avidity Biosciences, Inc., and Centrexion Therapeutics Corporation.

iii.	Exclude charges primarily associated with the accelerated vesting of Loxo Oncology employee equity awards as part of the closing of the acquisition of Loxo Oncology.

iv.
Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and therefore include the benefit from the reduction in shares of common stock outstanding.

v.	Exclude charges related to the suspension of promotion of Lartruvo.

vi.	Exclude discontinued operations of the Elanco Animal Health business.

25

(c)	Adjustments to certain GAAP reported measures for the nine months ended September 30, 2018, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Reduced shares outstanding(iv)	Income Taxes(v)	Discontinued operations(vi)	Total adjustments
Cost of sales	$(311.4)	$—	$—	$—	$—	$—	$(311.4)

Acquired in-process research and development	—	(1,654.5)	—	—	—	—	(1,654.5)
Asset impairment, restructuring and other special charges	—	—	(74.2)	—	—	—	(74.2)

Other income (expense)	—	—	(25.8)	—	—	—	(25.8)

Income tax expense	64.0	20.3	0.9	—	(55.5)	—	29.7

Net income	247.4	1,634.2	47.5	—	55.5	(77.8)	1,906.8

Earnings per share - diluted	0.25	1.68	0.05	0.13	0.06	(0.07)	2.10
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity, primarily driven by the acquisitions of ARMO BioSciences and AurKa Pharma, as well as collaborations with Sigilon Therapeutics and Anima Biotech.

iii.
Exclude charges primarily associated with asset impairment and restructuring charges related to the decision to end Posilac (rbST) production at the Augusta, Georgia manufacturing site, other investment income, and income from a reduction in estimated severance liabilities.

iv.
Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of all periods presented and therefore include the benefit from the reduction in shares of common stock outstanding.

v.	Relates to adjustments to the 2017 Toll Tax for U.S. tax reform proposed regulations and tax expenses associated with the separation of Elanco.

vi.	Exclude discontinued operations of the Elanco Animal Health business.

26